Exhibit 10.75

Compensation Arrangements with Named Executive Officers

Base Salaries

Effective October 1, 2015, Frederick W. Smith’s annual base salary will be increased by 1.5%, and each other named executive officer’s annual base salary will be increased by 3%. As a result, effective October 1, 2015, the new annual base salaries of FedEx’s named executive officers will be as follows:

Name and Current Position	Base Salary
Frederick W. Smith Chairman, President and Chief Executive Officer	$1,285,968
Alan B. Graf, Jr. Executive Vice President and Chief Financial Officer	$929,868
David J. Bronczek President and Chief Executive Officer – FedEx Express	$970,356
T. Michael Glenn Executive Vice President, Market Development and Corporate Communications	$858,360
Robert B. Carter Executive Vice President, FedEx Information Services and Chief Information Officer	$785,844

Fiscal 2016 Annual Incentive Compensation Program

Chairman, President and Chief Executive Officer

Mr. Smith’s fiscal 2016 annual incentive compensation (“AIC”) payout opportunity will be based on the achievement of corporate objectives for company financial performance for the fiscal year, subject to adjustment by the independent members of the Board of Directors as described below.

The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership, the execution of key strategic initiatives and the following corporate performance measures:

•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;

•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;

•	FedEx’s market capitalization;

•

FedEx’s revenue and operating income growth (excluding certain unusual items and the year-end mark-to-market accounting adjustment for defined benefit pension and other postretirement plans (the “MTM Adjustment”)) relative to competitors;

•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items and the MTM Adjustment), and weighted average cost of capital;

•	Analyst coverage and ratings for FedEx’s stock;

•	FedEx’s U.S. and international revenue market share;

•	FedEx’s reputation rankings by various publications and surveys; and

•	Each FedEx business segment’s achievement of corporate objectives for financial performance under the fiscal 2016 AIC program.

None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.

Mr. Smith’s fiscal 2016 AIC payout will be based on the following company financial performance measures (subject to adjustment as described above):

•

FedEx Express Segment Operating Income: Mr. Smith’s fiscal 2016 AIC payout is conditioned upon the achievement of the FedEx Express segment operating income threshold objective for Mr. Smith under the fiscal 2016 AIC program.

•

Consolidated Operating Income: If the FedEx Express segment operating income threshold objective for Mr. Smith under the fiscal 2016 AIC program is achieved, Mr. Smith’s AIC payout opportunity will be tied to the achievement of corporate objectives for consolidated operating income (excluding the MTM Adjustment), subject to the maximum payout opportunity. The consolidated operating income target objective under the fiscal 2016 AIC program is the same as the fiscal 2016 business plan objective for consolidated operating income (excluding, in each case, the MTM Adjustment). Subject to achievement of the FedEx Express segment operating income threshold objective for Mr. Smith and any adjustment by the independent directors as described above, Mr. Smith’s minimum fiscal 2016 AIC payout will be 50% of his target payout.

Mr. Smith’s AIC bonus target for fiscal 2016 is 130% of his base salary actually paid during fiscal 2016, with a maximum payout of 200% of his target bonus.

Other Named Executive Officers

Mr. Bronczek’s fiscal 2016 AIC target payout opportunity will be based on the achievement of corporate objectives for FedEx Express segment operating income for fiscal 2016. The FedEx Express segment operating income target objective under the fiscal 2016 AIC program is the same as the fiscal 2016 business plan objective for FedEx Express segment operating income. Above-target payouts for Mr. Bronczek will be tied to the achievement of corporate objectives for consolidated operating income (excluding the MTM Adjustment), subject to the maximum payout opportunity. Mr. Bronczek’s fiscal 2016 AIC payout opportunity is not subject to a floor.

The fiscal 2016 AIC payout opportunity for each of Messrs. Graf, Glenn and Carter will be based on the achievement of corporate objectives for consolidated operating income (excluding the MTM Adjustment), subject to a minimum payout of 50% of his target payout (as it may be adjusted as described below) and the maximum payout opportunity.

Mr. Smith may adjust each officer’s bonus amount based on the achievement of individual performance objectives established at the beginning of the fiscal year. Mr. Smith will determine the achievement level of each officer’s individual objectives at the conclusion of fiscal 2016.

Mr. Bronczek’s AIC bonus target for fiscal 2016 is 100% of his base salary actually paid during fiscal 2016, with a maximum payout of 200% of his target bonus. The fiscal 2016 AIC bonus target for each of Messrs. Graf, Glenn and Carter is 90% of their respective base salary actually paid during fiscal 2016, with a maximum payout of 200% of the target bonus.

Long-Term Incentive Program

LTI Payout Opportunities

FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2014 through 2016, 2015 through 2017 and 2016 through 2018 provide long-term cash bonus opportunities to members of upper management, including the named executive officers, upon the conclusion of fiscal 2016, 2017 and 2018, respectively, if certain aggregate fully diluted earnings per share (“EPS”) goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2014 through 2016, 2015 through 2017 and 2016 through 2018 plans until 2016, 2017 and 2018, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.

The following table sets forth the potential future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Potential Future Payouts
Name	Performance Period	Threshold ($)	Target ($)	Maximum ($)
Frederick W. Smith	FY2014–FY2016	1,000,000	4,000,000	6,000,000
	FY2015–FY2017	1,000,000	4,000,000	6,000,000
	FY2016–FY2018	1,000,000	4,000,000	6,000,000
Alan B. Graf, Jr.	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000
	FY2016–FY2018	300,000	1,200,000	1,800,000
David J. Bronczek	FY2014–FY2016	375,000	1,500,000	2,250,000
	FY2015–FY2017	375,000	1,500,000	2,250,000
	FY2016–FY2018	375,000	1,500,000	2,250,000
T. Michael Glenn	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000
	FY2016–FY2018	300,000	1,200,000	1,800,000
Robert B. Carter	FY2014–FY2016	300,000	1,200,000	1,800,000
	FY2015–FY2017	300,000	1,200,000	1,800,000
	FY2016–FY2018	300,000	1,200,000	1,800,000

The potential individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the potential future payouts shown in this table will be achieved.

Stock Repurchase Program-Related Adjustments to EPS for LTI Plan Purposes

During fiscal 2014 and the first quarter of fiscal 2015, FedEx repurchased 42.2 million shares as part of its stock repurchase program. Because the positive impact on EPS resulting from this stock repurchase program did not reflect core business performance, the Board of Directors, upon the recommendation of the Compensation Committee, approved the exclusion of the impact of the stock repurchase program (net of interest expense on debt issued to fund a portion of the program) on fiscal 2014 and fiscal 2015 EPS for purposes of the FY2014-FY2016 LTI plan. As a result, (i) adjusted fiscal 2014 EPS of $6.68, rather than fiscal 2014 EPS of $6.75 (as originally reported before FedEx’s adoption of mark-to-market (“MTM”) accounting for its defined benefit pension and other postretirement plans), and (ii) adjusted fiscal 2015 EPS of $8.24, rather than adjusted fiscal 2015 EPS of $8.87 (as discussed in more detail below), are being used for purposes of the FY2014-FY2016 LTI plan. Fiscal 2016 EPS will be adjusted following the end of that fiscal year using a similar methodology to exclude the impact of the stock repurchase program for purposes of the FY2014-FY2016 LTI plan.

Typically, the base-year number over which the three-year average annual EPS growth rate goals are measured for an LTI plan is the final full-year EPS of the preceding fiscal year. For the FY2015-FY2017 LTI plan, however, the base-year year number is $7.12, not fiscal 2014 EPS of $6.75 (as originally reported before FedEx’s adoption of MTM accounting for its defined benefit pension and other postretirement plans). The Board of Directors, upon the recommendation of the Compensation Committee, approved this increase in the base-year EPS in order to exclude the impact of FedEx’s stock repurchase program on a prospective basis, thereby making subsequent adjustments of EPS with respect to the stock repurchase program in future years unnecessary for purposes of the FY2015-FY2017 LTI plan.

Mark-to-Market Accounting and Other Adjustments to EPS for LTI Plan Purposes

The Board of Directors, upon the recommendation of the Compensation Committee, approved the exclusion of certain items from fiscal 2015 EPS for purposes of FedEx’s FY2014-FY2016 and FY2015-FY2017 LTI plans and for establishing the base-year EPS for the FY2016-FY2018 LTI plan. For purposes of these plans, fiscal 2015 EPS was adjusted to exclude: (i) the net impact of FedEx’s adoption of MTM accounting for its defined benefit pension and other postretirement plans, including the impact of lowering the expected return on plan assets assumption from 7.75% to 6.5% in the presentation of segment results for all prior periods; (ii) aircraft impairment and related charges recorded in the fourth quarter; and (iii) a charge in the fourth quarter to increase the legal reserve associated with the settlement of a legal matter at FedEx Ground to the amount of the settlement.

As a result, adjusted fiscal 2015 EPS of $8.87, rather than reported fiscal 2015 EPS of $3.65, is being used for purposes of the FY2014-FY2016 LTI plan (before the adjustment relating to the stock repurchase program described above) and the FY2015-FY2017 LTI plan. The Board of Directors determined that, by excluding these items, payouts, if any, under these plans will more accurately reflect FedEx’s core financial performance in fiscal 2015. In addition, $8.87 will be the base-year EPS for the FY2016-FY2018 LTI plan.

Because the MTM Adjustment is not reflective of core business performance, the Board of Directors, upon the recommendation of the Compensation Committee, also determined that the MTM Adjustment will be excluded from fiscal 2016 and fiscal 2017 EPS for purposes of the FY2014-FY2016 and FY2015-2017 LTI plans and from EPS calculations under future LTI plans, beginning with the FY2016-FY2018 LTI plan.

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